Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES EVEN WITH PRIOR YEAR;

COMPARABLE STORE SALES DOWN 4 PERCENT

SAN FRANCISCO – December 2, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.4 billion for the four-week period ended November 27, 2004, even with net sales of $1.4 billion for the same period ended November 29, 2003. The company’s comparable store sales for November 2004 decreased 4 percent, compared with a 6 percent increase in November 2003.

Comparable store sales by division for November 2004 were as follows:

•	Gap U.S.: positive 1 percent versus positive 5 percent last year

•	Gap International: negative 9 percent versus flat last year

•	Banana Republic: negative 3 percent versus positive 14 percent last year

•	Old Navy: negative 5 percent versus positive 7 percent last year

“Although customer response to holiday merchandise in October was initially promising, demand slowed in November,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “As customers head into the peak holiday shopping period, we are closely managing our holiday promotions to offer compelling value.”

Year-to-date net sales of $12.8 billion for the 43 weeks ended November 27, 2004, increased 3 percent compared with net sales of $12.4 billion for the same period ended November 29, 2003. The company’s year-to-date comparable store sales increased 1 percent compared with a 9 percent increase in the prior year.

Based on November performance and its revised outlook for the fourth quarter, the company announced that it now expects operating margins for fiscal 2004, not including expenses related to early retirement of debt, of 12.5 percent to 13 percent, below prior guidance.

As of November 27, 2004, Gap Inc. operated 3,069 store locations compared with 3,070 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Share Repurchase Program

In a separate release issued today, the company also announced that its Board of Directors has authorized an additional $250 million for its share repurchase program, effective immediately, and that it has nearly completed the initial $750 million share repurchase authorization. The share repurchase program totals $1 billion with today’s announcement.

Forward-Looking Statements

The information made available on this press release and recording contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Mark Webb	Kris Marubio
415-427-2161	415-427-1798